Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Receipt of NYSE American Non-Compliance Letter Regarding Minimum Equity Requirement

East Rutherford, NJ – August 2, 2017 – Tel Instrument Electronics Corp. (“Tel” or “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, announced today that on July 27, 2017 it received a letter from the staff of the NYSE American (“Exchange”) stating that, based on the Tel’s financial statements at March 31, 2017, Tel is not in compliance with  Section 1003(a)(i) of the NYSE American Company Guide, which requires that a company’s stockholders’ equity be $2.0 million or more if it has reported net losses in two of its last three fiscal years (the “Stockholders’ Equity Requirement”). As of March 31, 2017, the Company had a stockholders’ deficit of $54,361, which resulted from litigation costs, the accrual of $2.8 million in damages, as well as the recording of a valuation allowance against the Company’s deferred tax asset of $3.5 million, which resulted in the Company recording a net loss of $4.8 million for the fiscal year ended March 31, 2017, thus bringing the Company below the Stockholders’ Equity Requirement.

The Company must submit to the Exchange, by August 28, 2017, a plan advising of the actions the Company has taken or will take to regain compliance with the Stockholders’ Equity Requirement by January 29, 2019.
Tel’s stock will continue to be listed on the NYSE American while Tel works to regain compliance with the Stockholders’ Equity Requirement. The Company’s common stock will continue to trade under the symbol “TIK” . The Company’s receipt of such notification from the Exchange does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.
About Tel-Instrument Electronics Corp
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
 jnesbett@institutionalms.com